CONTACTS:
Investors: Darby Schoenfeld	Media: Martha O'Gorman
JTH Holding, Inc.	JTH Holding, Inc.
Director of Investor Relations	Chief Marketing Officer
(757) 453-6047	(757) 301-8022
darby.schoenfeld@libtax.com	martha@libtax.com

Liberty Tax Service Names Kathleen Donovan as Chief Financial Officer

Virginia Beach, Va. (January 24, 2014) - JTH Holding, Inc. (NASDAQ:TAX) (the “Company”), the parent company of Liberty Tax Service, announced today that Kathleen Donovan will assume the position of Chief Financial Officer (CFO). As previously announced, the Company is restructuring the CFO position and Ms. Donovan’s hiring completes that process. Mark Baumgartner, the Company’s current CFO, will continue in his role of Chief Executive Officer of the Company’s JTH Financial subsidiary as planned.

Ms. Donovan has over 30 years of financial experience including 12 years as a CFO, most recently with Catapult Learning, LLC, where she was responsible for Accounting, Financial Planning, Human Resources, IT and Legal. Previously, she served as the CFO for two publicly traded technology and service companies, Medquist, Inc. and Dendrite International and also held various finance positions with Unisys.

“The addition of Kathy further expands our executive team and she brings with her years of financial experience from other publicly-traded companies,” said John Hewitt, Chief Executive Officer. “Kathy’s extensive career helps us continue to build an even stronger leadership team and we look forward to her insight and vision as we continue to work towards our goal of being the number one tax preparation company in 2020.”

About JTH Holding, Inc.
Founded in 1997 by CEO John T. Hewitt, JTH Holding, Inc. (NASDAQ: TAX), is the parent company of Liberty Tax Service. Liberty Tax is the fastest-growing tax preparation franchise and has prepared almost 16 million individual income tax returns in more than 4,500 offices and online. Liberty Tax’s online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of over 30,000 tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor for many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.